                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            UNIONBANCAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        COMMON STOCK
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 28, 1997

    The Annual Meeting of the Shareholders of UNIONBANCAL CORPORATION (the "Company") will be held on Wednesday, May 28, 1997, at 10:30 a.m. (California time) at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, for the following purposes:

1. To elect twenty-two directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2. To approve the amendment and restatement of the Union Bank Management Stock Plan;

3.  To approve the 1997 UnionBanCal Corporation Performance Share Plan;

4. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1997; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 11, 1997, as the record date for determining shareholders entitled to notice of and to vote in person or by proxy at the Annual Meeting or any adjournment thereof.

    Whether or not you presently plan to attend the meeting in person, the Board of Directors urges you to date, sign, and promptly return the enclosed proxy. Your giving of such proxy does not preclude your right to vote in person if you attend the meeting. A postage-prepaid return envelope is enclosed for your convenience in returning the signed proxy.

    Your early attention to the proxy will be appreciated.

                                          By Order of the Board of Directors,

                                                          [SIG]

                                                     DONALD R. MEYER
                                                        SECRETARY

San Francisco, California
Dated: May 7, 1997

    This notice was preceded by a mailing of the Company's 1996 Annual Report to Shareholders. Additional copies of the Annual Report may be obtained from the Investor Relations Department, UnionBanCal Corporation, 350 California Street, San Francisco, California 94104-1476, (415) 705-7350.

                            UNIONBANCAL CORPORATION
                             350 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94104-1476
                                 (415) 705-7350

                               -----------------
                                PROXY STATEMENT
                               -----------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UNIONBANCAL CORPORATION (the "Company") to be used in voting at the Company's Annual Meeting of Shareholders to be held on Wednesday, May 28, 1997, at 10:30 a.m. (California time) at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, and at any adjournment thereof (the "Annual Meeting").

    This Proxy Statement and the accompanying form of proxy were first sent or given to shareholders on or about May 7, 1997.

    All expenses incident to the preparation and mailing of, or otherwise making available to all shareholders, the notice, proxy statement, and proxy will be paid by the Company. In addition to solicitation of proxies by the use of the mails, some of the officers and employees of the Company, who will receive no additional compensation for such services, may solicit proxies personally or by telephone. The Company will request brokers and nominees who hold Company stock in their name to furnish proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

    On April 11, 1997, the date for determining shareholders entitled to vote at the meeting, there were outstanding 54,771,157 shares of Common Stock ("Common Stock") of the Company. To the knowledge of the Company, the only shareholders owning of record or beneficially on such date more than 5% of the outstanding voting securities are shown in the following table:

                                                                                                      AMOUNT
                                                             NAME AND                               AND NATURE
             TITLE                                          ADDRESS OF                                  OF         PERCENT
               OF                                           BENEFICIAL                              BENEFICIAL       OF
             CLASS                                             OWNER                                OWNERSHIP       CLASS
--------------------------------  ---------------------------------------------------------------  ------------  -----------
Common Stock....................  The Bank of Tokyo-Mitsubishi, Ltd. ("BTM")                         44,251,991       80.79%
                                    7-1, Marunouchi 2-chome,
                                    Chiyoda-ku,
                                    Tokyo, 100, Japan

    BTM, WHICH HOLDS AN AGGREGATE OF APPROXIMATELY 81% OF THE SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING ON THE RECORD DATE, INTENDS TO VOTE ITS SHARES IN FAVOR OF: THE ELECTION OF THE PERSONS NAMED AS NOMINEES FOR DIRECTOR IN THIS PROXY STATEMENT, THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE UNION BANK MANAGEMENT STOCK PLAN, THE APPROVAL OF THE 1997 UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN AND THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997. APPROVAL OF THESE PROPOSALS BY THE SHAREHOLDERS IS THEREFORE ASSURED.

    Each outstanding share of Common Stock is entitled to one vote on all matters coming before the meeting, except with respect to the election of directors wherein votes may be cumulated. In cumulating votes for the election of directors, each shareholder is entitled to as many votes as shall equal the number of directors to be elected, multiplied by the number of shares held by such shareholder, and all such votes may be cast for a single director or be distributed among the number of directors to be voted on as the shareholder may see fit. No shareholder is entitled to cumulate votes for any candidate unless such candidate's or candidates' name(s) have been placed in nomination prior to commencement of the voting and a shareholder has given notice at the meeting prior to the commencement of the voting of the shareholder's intention to cumulate votes. In connection with the proxies, discretionary authority to cumulate votes is also solicited by the Board of Directors.

    When proxies in the accompanying form are returned, properly dated and executed, the shares they represent will be voted at the Annual Meeting in accordance with the shareholder's directions. If no contrary instructions are given, the persons named in the proxy intend to vote the shares represented by the proxies (1) in favor of the election of the persons named as nominees for director in this Proxy Statement, (2) for approval of the amendment and restatement of the Union Bank Management Stock Plan, (3) for approval of the 1997 UnionBanCal Corporation Performance Share Plan, (4) for ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1997, and (5) in accordance with their best judgment on any other matter which may come before the meeting. If any proxy is marked "withhold authority" with regard to the election of directors, the shares which such proxy represents will not be voted either for or against the election of such directors.

    The giving of the proxy does not affect any shareholder's right to vote in person at the Annual Meeting, and a proxy may be revoked by appropriate notice in writing to the Secretary of the Company at 350 California Street, Mail Code H -1221, San Francisco, CA, 94104, at any time before it is voted. Abstentions and "broker non-votes" (shares held by brokers or nominees which are present in person or represented by proxy at the Annual Meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under rules applicable to brokers) are treated as shares that are present for purposes of determining the presence of a quorum.

                              CORPORATE GOVERNANCE

    The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of California. The Company's principal subsidiary is Union Bank of California, N.A. (the "Bank"), a national banking association organized under the laws of the United States. The Company's 1996 Annual Report provides a review of the Company's operations during the past year.

    The Company and the Bank are the result of a merger of BanCal Tri-State Corporation into Union Bank, the surviving corporation which changed its name to UnionBanCal Corporation, and the purchase and assumption by The Bank of California, N.A. (which was renamed Union Bank of California, N.A.) of substantially all of the banking assets and liabilities of Union Bank. These transactions were effective on April 1, 1996, and were fully described in the previous Proxy Statement for the Special Meeting of Shareholders on January 31, 1996.

    The Board of Directors met eleven (11) times in 1996. All incumbent directors attended at least 75% of the Company's Board of Directors and committee meetings held in 1996, except for Shin Nakahara, 45%, Tsuneo Wakai, 29%, Blenda J. Wilson, 71%, and Kenji Yoshizawa, 18%. Directors who are not full-time officers of the Company or BTM or its affiliates received an annual combined retainer for service on the Company and Bank boards and meeting fees for Board meetings attended and for Board committee meetings attended. Effective April 1, 1996, the annual combined retainer for service on the Company and Bank boards is $20,000 which is prorated and payable quarterly in advance. Directors who are not full-time officers of the Company or BTM or its affiliates were paid the following: a fee of $1,000 for each Board of Directors meeting attended except that when Board meetings of the Company and the Bank were held on the same day, the total fee was limited to $1,000; and, a fee of $1,000 for each Board committee meeting attended except that when the same committees of the Company and the Bank had a combined meeting, the total fee was limited to $1,000. In addition, the annual combined retainer for service on the Company and Bank Boards for each non-officer committee chairman is $5,000 pro-rated and payable quarterly in advance.

    The Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold joint meetings.

    The Audit and Examining Committee oversees the Company's financial reporting and control environment. It meets regularly with the Company's general auditor and its independent auditors to review the scope and results of their work as well as reviews the Company's quarterly and annual financial statements and regulatory disclosure with the officers in charge of the Company's financial reporting, control and disclosure functions. The Committee also makes an annual recommendation to the Board of Directors of the Company's independent auditors (see Section III, Ratification of the Selection of Independent Auditors). In addition, the Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies and follows up with appropriate management, so that recommendations and corrective actions are implemented. Directors who served on the Committee at December 31, 1996, were: Sidney R. Petersen, Chairman; Mary S. Metz; Carl W. Robertson; and Charles R. Scott. The Committee met twelve (12) times in 1996.

    The Credit Policy and Review Committee oversees the credit functions of the Company including the overall loan portfolio, composite credit policies, loan review and examination policies, and the methodology and adequacy of the allowance for loan losses. It also reviews a compliance program for credit functions and the establishment and delegation of credit authority. The Committee considers reports of bank and bank holding company regulatory agency examinations and management's responses. Directors who served on the Committee at December 31, 1996, were: Stanley F. Farrar, Chairman; Alexander D. Calhoun; Harry W. Low; and Henry T. Swigert. The Committee met ten (10) times in 1996.

    The Executive Compensation and Benefits Committee reviews and approves executive officer compensation criteria and levels and oversees the Company's and the Bank's employee benefit plans. The Committee approves the compensation of the Chief Executive Officer and other executive officers. In addition, it approves restricted stock awards and stock option grants under the Company's Management Stock Plan. The Executive Compensation and Benefits Committee Report on Executive Compensation appears on page 15. Directors who served on the Committee at December 31, 1996, were: Richard D. Farman, Chairman; Jack L. Hancock; Carl W. Robertson; and Henry T. Swigert. The Committee met ten (10) times in 1996.

    The Nominating Committee is responsible for screening, interviewing, and proposing qualified candidates to fill vacancies on the Board of the Company and/or the Bank as they occur and recommending to the respective Board the director nominees to be elected by the shareholders at the annual meeting. In carrying out its responsibilities, the Committee will consider candidates recommended by shareholders. Names of proposed candidates, accompanied by a short biography should be sent to the Secretary, UnionBanCal Corporation, 350 California Street, Mail Code H-1221, San Francisco, CA 94104. Directors who served on the Committee at December 31, 1996, were: Kanetaka Yoshida, Chairman; Alexander D. Calhoun; Richard D. Farman; J. Fernando Niebla; Hiroo Nozawa; and Carl W. Robertson. The Committee met two (2) times in 1997.

    The Public Policy Committee is responsible for identifying relevant political, social and environmental trends. The Committee monitors the Bank's programs which carry out the purposes of the Community Reinvestment Act, fair lending laws, equal employment opportunity laws and other related federal, state and local programs. Directors who served on the Committee at December 31, 1996, were: Alexander D. Calhoun, Chairman; Raymond E. Miles; J. Fernando Niebla; and Blenda J. Wilson. The Committee met six (6) times in 1996.

    The Risk Review Committee is responsible for review, oversight and monitoring of the Company's and Bank's risk management program in coordination with the other committees of the Board. The Committee considers bank and holding company regulatory agency guidance on risk management and develops with management programs for the effective identification, measurement, control and monitoring of risk. Regulatory reports and risk assessments are reviewed by the Committee to ensure that management has developed appropriate corrective actions. Directors who served on the Committee at December 31, 1996, were: Carl
W. Robertson, Chairman; Herman E. Gallegos; Mary S. Metz; and Raymond E. Miles. The Committee met four (4) times in 1996.

    Other Company Board committees established on April 1, 1996, were a Common and Preferred Stock Committee, which met four (4) times in 1996, and an Executive Committee which did not meet in 1996.

    The Trust Committee, a committee of the Bank board only, supervises the administration of the fiduciary powers of the Bank and the Bank's non-fiduciary investment management activities. The Committee reviews reports of bank regulatory agencies, the Company's general auditor and its independent auditors; and follows up on their findings and recommendations with management to ensure that corrective actions are taken. Directors who served on the Committee at December 31, 1996, are: Paul W. Steere, Chairman; Herman E. Gallegos; Jack L. Hancock; and J. Fernando Niebla. The Committee met seven (7) times in 1996.

    Other Bank Board committees established on April 1, 1996, were a National Bank Act Committee (10 meetings), a Securities Activities and Derivatives Committee (4 meetings), an Executive Committee (no meetings), and a Nominating Committee (no meetings). It is anticipated that the composition of the foregoing committees will change after the Annual Meeting.

    The Board of Directors has adopted a retirement policy which provides that any director who is employed full time by BTM, the Company or the Bank shall retire from the Board at age 65 and any director who is not employed full time by the Company or the Bank shall not stand for reelection at the Annual Meeting of Shareholders following the director's seventieth birthday. The Board has provided an exception to this policy for two directors as a transitional policy following the April 1, 1996, combination. Tsuneo Wakai and Tamotsu Yamaguchi, who are both over age 65 are eligible to continue to serve on the Board of the Company and the Bank until their successors are elected.

                            I. ELECTION OF DIRECTORS

    Twenty-two directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until earlier retirement, resignation or their successors are elected. The nominees as set forth below, are all presently directors of the Company. A resolution of the Company's Board pursuant to the Bylaws of the Company presently sets the exact number of directors at twenty-two. All nominees are directors of the Bank except for Messrs. Wakai and Yoshizawa, and if reelected as directors of the Company, are expected to be reelected as directors of the Bank by the shareholders of the Bank except for the aforenamed nominees. Messrs. Calhoun, Nozawa, Steere, Taniguchi, Yasuda and Yoshida are not standing for reelection.

    Unless authority to vote for directors is withheld as to any or all of them, it is intended that shares represented by proxies in the accompanying form will be voted FOR the election of the persons listed below or, if one or more of such persons shall become unable or unwilling to accept nomination or election, FOR the election of such other persons as the President or Board of Directors of the Company may recommend in their place. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

    The following information is furnished with respect to the nominees for director: name, age, the number of shares of the Company's and BTM's Common Stock beneficially owned by the nominee as of March 31, 1997, the nominee's business experience during the past five years, directorships in other corporations, and periods of service as a director of the Company.

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------

Richard D. Farman............................................................     61            500                       -0-
  Since January 1995, Mr. Farman has served as President and Chief Operating
  Officer of Pacific Enterprises, for which he has served as director since
  February 1992. From January 1989 until January 1995, Mr. Farman served as
  Chief Executive Officer of Southern California Gas Company, a subsidiary of
  Pacific Enterprises. Mr. Farman has been a director of the Company since
  November 1988.

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------
Stanley F. Farrar............................................................     54            -0-                     1,250
  Mr. Farrar has been a partner of Sullivan & Cromwell since October 1984. He served as a director of the former Bank of California, N.A. from June 1984 until March 1996. Mr. Farrar has been a director of the Company since April
  1996.

Herman E. Gallegos...........................................................     66            150                       -0-
  Mr. Gallegos has been an independent management consultant since January
  1982. He serves as a director of Pacific Telesis Group, Pacific Bell and
  The California Endowment. Mr. Gallegos has been a director of the Company since November 1988.

Jack L. Hancock..............................................................     66            500(3)                    -0-
  Mr. Hancock was Executive Vice President of Pacific Bell from August 1990 until December 1993. He has been a director of Whittaker Corporation since
  February 1994 and Axonet Technologies since August 1996. Mr. Hancock has been a director of the Company since July 1994.

Richard C. Hartnack..........................................................     51         51,271(5)(6)                 -0-
  Mr. Hartnack has served as Vice Chairman and head of the Community Banking
  Group of the Company and the Bank since April 1996. He served as Vice
  Chairman of the former Union Bank from June 1991 until March 1996. Mr.
  Hartnack has served as a director of the Company since June 1991.

Roy A. Henderson.............................................................     54            -0-                     105(7)
  Mr. Henderson has served as Vice Chairman and head of the Trust & Private
  Financial Services Group of the Company and the Bank since April 1996. He served as Vice Chairman and Director of the former BanCal Tri-State
  Corporation and the former Bank of California, N.A. from November 1993 until March 1996. He was Chairman and Chief Executive Officer of LoPresti
  Flight Concepts, Inc. from May 1991 until December 1994. He served as the
  President and Chief Operating Officer of Puget Sound Bancorp from September
  1988 to September 1990. Mr. Henderson has served as a director of the
  Company since April 1996.

Harry W. Low.................................................................     66          1,164(3)                    -0-
  Judge Low has been a mediator and arbitrator with Judicial Arbitration &
  Mediation Services, Inc. since March 1992. He was the Presiding Justice for the State of California Court of Appeal, 1st District until his retirement in January 1992. Judge Low has been a director of the Company since January
  1993.

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------
Mary S. Metz.................................................................     59            393(3)                    -0-
  Dr. Metz has been the Dean of University Extension, University of
  California, Berkeley, since July 1991. She has been President Emerita of
  Mills College since June 1990. Dr. Metz has served as a director of Pacific
  Telesis Group since July 1986, Pacific Gas & Electric Co. since March 1986, and Longs Drugs Stores since February 1991. Dr. Metz has been a director of the Company since November 1988.

Raymond E. Miles.............................................................     64            -0-                     1,214
  Professor Miles has been a Professor at the Haas School of Business at the
  University of California in Berkeley since July 1963. He served as a director of the former Bank of California, N.A. from January 1987 to March
  1996. He has served as a director of Granite Construction Co., Inc., since
  May 1988. Professor Miles has been a director of the Company since April
  1996.

Takahiro Moriguchi...........................................................     52          2,000(1)                  6,400
  Mr. Moriguchi has served as a Vice Chairman and Chief Financial Officer of the Company and the Bank since April 1996. He served as Vice Chairman and
  Chief Financial Officer of the former Union Bank from June 1993 until March
  1996. He served as General Manager of the former Bank of Tokyo, Ltd.'s
  Capital Markets Division 2 from May 1992 to May 1993 and as President and
  Managing Director of the former Bank of Tokyo Capital Markets, Ltd. London, from July 1988 to April 1992. He has served as a director of The Bank of
  Tokyo-Mitsubishi, Ltd. since April 1996 and as a director of the former
  Bank of Tokyo, Ltd. prior thereto. Mr. Moriguchi has served as a director of the Company since June 1993.

Shin Nakahara................................................................     59            -0-                    28,120
  Mr. Nakahara has served as Managing Director of The Bank of
  Tokyo-Mitsubishi, Ltd. and as Chief Executive Officer of the North American
  Headquarters of The Bank of Tokyo-Mitsubishi, Ltd. since April 1996. He also serves as the Chairman of the Board of The Bank of Tokyo-Mitsubishi
  Trust Company. He served as the Resident Managing Director for the Americas from July 1994 to April 1996 with The Bank of Tokyo, Ltd. and as Chairman,
  President and Chief Executive Officer of the former Bank of Tokyo Trust
  Company from November 1995 to April 1996. He also served as the Managing
  Director of the former Bank of Tokyo, Ltd. from June 1992 to July 1994. Mr.
  Nakahara has been a director of the Company since July 1994.

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------
J. Fernando Niebla...........................................................     57            -0-                     105(7)
  Mr. Niebla has served as Chairman and Chief Executive Officer of Infotec
  Commercial Systems since December 1995. From September 1979 to June 1996, he served as Chairman and Chief Executive Officer of Infotec Development,
  Inc. He served as a director of the former Bank of California from July
  1994 through March 1996. Mr. Niebla has been a director of the Company since April 1996.

Minoru Noda..................................................................     50            -0-                     2,102
  Mr. Noda has served as Vice Chairman and Chief Credit Officer of the
  Company since April 1996. He served as Vice Chairman, Credit and Finance, and Director of the former BanCal Tri-State Corporation and the former Bank of California, N.A. from June 1993 until March 1996. He served as Executive
  Vice President for Regional Banking of the former Bank of California, N.A.
  from July 1992 through June 1993. He served as General Manager of the
  Higashi-Nagasaki Branch of the former Mitsubishi Bank, Ltd. in Tokyo from
  October 1990 through July 1992. Mr. Noda has served as a director of the
  Company since April 1996.

Sidney R. Petersen...........................................................     66            717(3)                    -0-
  Mr. Petersen has been a consultant and private investor since August 1984.
  He served as Chairman and Chief Executive Officer of Getty Oil Company
  until his retirement in July 1984. He has been a director of Avery Dennison
  Corporation since 1981; NICOR, Inc. since May 1987; Group Technologies
  Corporation since June 1984 and Seagull Energy Corporation since October
  1996. Mr. Petersen has been a director of the Company since November 1988.

Carl W. Robertson............................................................     60            -0-                     1,250
  Mr. Robertson has been the Managing Director of Warland Investments Company since January 1985. He served as a director of the former Bank of
  California, N.A. from March 1975 to March 1996. Mr. Robertson has been a director of the Company since April 1996.

Charles R. Scott.............................................................     69          1,000                     210(7)
  Mr. Scott has served as the Chairman and Chief Executive Officer of
  Leadership Centers USA since March 1995. He served as the President and
  Chief Executive Officer of The Actava Group from February 1991 to December
  1995 and Intermark Inc. from August 1970 to February 1991. He has served as
  Vice Chairman of Pier 1 Imports, Inc. since June 1980. Mr. Scott has been a director of the Company since April 1996.

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------
Henry T. Swigert.............................................................     66            -0-                   6,250(7)(8)
  Mr. Swigert has served as Chairman of ESCO Corporation since January 1979.
  From April 1989 until April 1996, he served as a director of the former
  Bank of California, N.A. Mr. Swigert has been a director of the Company since April 1996.

Tsuneo Wakai.................................................................     71            -0-                    69,559
  Mr. Wakai has been the Chairman of the Board of The Bank of
  Tokyo-Mitsubishi, Ltd. since April 1996. Prior thereto, he was the
  President of the former Mitsubishi Bank, Ltd. from June 1990 through March
  1996. Mr. Wakai has been a director of the Company since April 1996.

Robert M. Walker.............................................................     55         53,251(4)(5)(6)              -0-
  Mr. Walker has served as Vice Chairman of the Commercial Financial Services
  Group for the Company and the Bank since April 1996 and head of the
  Corporate and Real Estate Banking Group for the Company and the Bank since
  July 1996. He served as Vice Chairman in the same position with the former
  Union Bank from July 1992 until March 1996. He served as Vice Chairman of the Boards of Valley National Corporation and Valley National Bank of
  Arizona from December 1991 through July 1992. He has served as a director of the Company since July 1992.

Blenda J. Wilson.............................................................     56            200                       -0-
  Dr. Wilson has served as the President of California State University,
  Northridge since September 1992. She is the former Chancellor of the
  University of Michigan-Dearborn. Dr. Wilson has been a director of the
  Company since July 1993.

Tamotsu Yamaguchi............................................................     66          5,499                     3,795
  Mr. Yamaguchi has served as Chairman of the Company and the Bank since
  April 1996. He served as Chairman of the former Union Bank from September
  1992 until March 1996. He served as Deputy President of the former Bank of
  Tokyo, Ltd. from September 1989 through September 1992. Mr. Yamaguchi has served as a director of the Company since September 1992.

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                   SHARES OF
                                                                                              SHARES OF       COMMON STOCK OF THE
                                                                                             COMMON STOCK           BANK OF
                                                                                            OF UNIONBANCAL     TOKYO-MITSUBISHI,
                                                                                             CORPORATION              LTD.
                       NAME AND PRINCIPAL OCCUPATIONS                                     OWNED BENEFICIALLY   OWNED BENEFICIALLY
                         DURING THE LAST FIVE YEARS                                             AS OF                AS OF
                          OF NOMINEES FOR DIRECTOR                                AGE      MARCH 31, 1997+      MARCH 31, 1997++
-----------------------------------------------------------------------------     ---     ------------------  --------------------
Kenji Yoshizawa..............................................................     65            221(1)                 42,285
  Mr. Yoshizawa has served as the Deputy President and director of The Bank of Tokyo, Ltd. since April 1996. He served as Deputy President and director of the former Bank of Tokyo, Ltd from June 1990 through March 1996. He served as the Resident Senior Managing Director for The Americas for the
  former Bank of Tokyo, Ltd. from September 1989 to September 1990 and as
  Chairman and Chief Executive Officer of The Bank of Tokyo Trust Company
  from September 1989 to September 1990. He also served as a Senior Managing
  Director and Managing Director of the former Bank of Tokyo, Ltd. from April
  1986 to June 1990. Mr. Yoshizawa has been a director of the Company since
  September 1989.

All directors and executive officers as a group (32 persons):(1)(2)(4)(5)(6)                196,834                   201,669

------------------------
+ All mention of UnionBanCal Corporation stock refers strictly to shares of Common Stock.

++ As of March 31, 1997, there were outstanding 4,666,828,215 shares of Common Stock of The Bank of Tokyo-Mitsubishi, Ltd.

@  The 44,251,991 shares of Company Common Stock owned by BTM as of March 31,
    1997, do not include the 4,914 shares of Company Common Stock owned by Takahiro Moriguchi, Kenji Yoshizawa and executive officers of the Company who are associated as officers or directors of BTM.

A All shares of Common Stock of the Company and BTM are held directly by the directors and executive officers of the Company and BTM, unless otherwise indicated. No director or executive officer of the Company or BTM, individually or as a group, owns beneficially more than 1% of the outstanding shares of Common Stock of the Company or BTM.

B Of the 500 shares, 200 shares are owned by the Hancock Family Trust of which Jack L. Hancock and Patricia B. Hancock are trustees. Of the 1,164 shares, 964 shares are owned by the Harry W. Low and Mayling J. Low Trust of which Harry W. Low and Mayling J. Low are trustees. Of the 393 shares, 50 shares are owned by the Mary S. Metz Trust of which Mary S. Metz is trustee. These 717 shares are owned by the Petersen Family Trust of which Sidney R. Petersen and Nancy M. Petersen are trustees.

C The shares indicated under the Company column include the following shares held by the Trustee of the Union Bank of California 401(k) Plan as of March 31, 1997, in the accounts for any named individual and the group as a whole:

Robert M. Walker...........................................................      4,136
Executive Officers as a group..............................................      7,505

D The shares indicated under the Company column include the following shares of restricted stock from the inception of the Restricted Stock Program in 1991 through March 31, 1997, to the named individuals and the group as a whole:

Richard C. Hartnack.......................................................     32,600
Robert M. Walker..........................................................     12,600
Executive Officers as a group.............................................     59,250

E The shares indicated under the Company column include the following shares of stock options granted from the inception of the Stock Option Program in 1991 through March 31, 1997, to and exercisable by the named individuals and the group as a whole:

Richard C. Hartnack......................................................     18,667
Robert M. Walker.........................................................     28,666
Executive Officers as a group............................................    103,665

F The shares indicated are held as American Depositary Shares, each of which represents one share of BTM Common Stock.

G The shares indicated include 5,000 American Depositary Shares held by the Henry T. Swigert Trust, each of which represents one share of BTM Common Stock.

------------------------

     II. APPROVAL OF AMENDMENT AND RESTATEMENT OF THE UNION BANK MANAGEMENT STOCK PLAN

    The Board of Directors recommends a vote FOR the approval of the amendment and restatement of the Union Bank Management Stock Plan, effective January 1, 1990 (the "Prior Plan"). Pursuant to such amendment and restatement, the Prior Plan will be renamed as the UnionBanCal Corporation Management Stock Plan (the "New Plan"), revised to reflect the corporate changes in connection with the combination between BanCal Tri-State Corporation and Union Bank and revised in certain other respects as summarized herein. The New Plan is attached hereto as Exhibit A. The Company is the sponsoring entity of the New Plan, and the common stock issued pursuant to stock options and restricted stock grants under the New Plan are shares of the Company's Common Stock. The maximum number of shares of the Company's Common Stock that may be issued pursuant to options and/or grants under the New Plan will be increased to 2,200,000 upon shareholder approval. The New Plan also adds Non-Employee Directors as possible recipients of non-qualified stock options and restricted stock grants.

    The Board of Directors also recommends that the Prior Plan be amended and restated so that "applicable employee remuneration" from the stock options and stock appreciation rights granted pursuant to the New Plan constitutes "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so as to be deductible without respect to the $1,000,000 compensation deduction limit contained therein. Amendments include the addition of a requirement that the New Plan be administered by a committee that consists solely of not less than two outside directors elected by the Board of Directors; and an addition of a limitation in the amount of 50,000 for the number of shares of Common Stock pursuant to which stock option awards or stock appreciation rights can be granted to an optionee during any calendar year.

      III. APPROVAL OF 1997 UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN

    The Board of Directors recommends a vote FOR approval of the 1997 UnionBanCal Corporation Performance Share Plan (the "Plan"). The Plan provides the means whereby certain employees of the Company may be given an opportunity to earn performance-based cash long-term incentive awards. The value of awards under the Plan is based on the Company's performance relative to the performance of a group of selected peer banks and the Company's Common Stock price. The Plan includes provisions such that "applicable employee remuneration" from awards under the Plan constitutes "performance-based compensation" under Section 162(m) of the Code, so as to be deductible without respect to the $1,000,000 compensation limit contained therein. Neither the participants in nor the benefits under the Plan is determinable at this time.

    The foregoing is a general summary of the Plan. The specific terms and conditions of the Plan are set forth in the Plan document attached hereto as Exhibit B. See Executive Compensation and Benefits Committee Report on Executive Compensation -- 1997 UnionBanCal Corporation Performance Share Plan.

           IV. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors recommends a vote FOR ratifying the selection of Deloitte & Touche LLP as independent auditors for the Company.

    The Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1997. The appointment was recommended by the Audit and Examining Committee. Shareholders are being asked to ratify this selection at the Annual Meeting. The firm of Deloitte & Touche LLP has audited the accounts of the Company since 1996 and is considered well qualified. Audit services include the annual audit examination, limited reviews of unaudited quarterly financial data, assistance in filings with various regulatory authorities and with the Annual Report to Shareholders, and discussions regarding accounting principles and practices followed by the Company in preparing its financial statements.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are also expected to be available to answer questions.

       V. COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT AND OTHERS

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation for the last three fiscal years of the Chief Executive Officer of the Company and the four next most highly compensated executive officers of the Company (other than the Chief Executive Officer) who served as executive officers on December 31, 1996 ("named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                 -------------------------------------------------------
                                                  ACTUAL                  OTHER ANNUAL
   NAME & PRINCIPAL POSITION        YEAR          SALARY       BONUS     COMPENSATION(2)
-------------------------------  ----------      ---------   ---------   ---------------
Kanetaka Yoshida...............        1996(1)   $ 480,083   $       0       --
President & Chief Executive            1995      $ 466,436   $       0       --
Officer                                1994      $ 484,333   $       0       --

Hiroo Nozawa...................        1996(1)   $ 533,390   $       0       --
Deputy Chairman of the Board           1995      $ 581,487   $       0       --
and Chief Operating Officer            1994      $ 527,454   $       0       --

Richard Hartnack...............        1996(1)   $ 340,962   $ 138,000       --
Vice Chairman of the Board             1995      $ 326,538   $ 230,000       --
                                       1994      $ 311,538   $ 150,000       --

Roy Henderson..................        1996(1)   $ 352,535   $ 131,000       --
Vice Chairman of the Board             1995      $ 341,871   $ 108,100      $109,256
                                       1994      $ 332,352   $ 102,400      $122,207

Robert Walker..................        1996(1)   $ 340,962   $ 138,000       --
Vice Chairman of the Board             1995      $ 325,269   $ 230,000       --
                                       1994      $ 311,538   $ 150,000       --

                                           LONG-TERM COMPENSATION
                                 ------------------------------------------

                                            AWARDS                PAYOUTS
                                 -----------------------------   ----------
                                    RESTRICTED
                                      STOCK
                                      AWARDS        SECURITIES
                                        IN          UNDERLYING   LONG-TERM       ALL OTHER
   NAME & PRINCIPAL POSITION        DOLLARS(3)       OPTIONS     INCENTIVES   COMPENSATION(4)
-------------------------------  ----------------   ----------   ----------   ---------------
Kanetaka Yoshida...............   $     0                -0-     $      0         $     0
President & Chief Executive       $     0                -0-     $      0         $     0
Officer                           $     0                -0-     $      0         $     0
Hiroo Nozawa...................   $     0                -0-     $      0         $     0
Deputy Chairman of the Board      $     0                -0-     $      0         $ 8,207
and Chief Operating Officer       $     0                -0-     $      0         $ 8,797
Richard Hartnack...............   $32,925              6,000     $100,000         $ 4,500
Vice Chairman of the Board        $33,750             10,000     $      0         $ 1,500
                                  $26,750             10,000     $      0
Roy Henderson..................   $     0                -0-     $398,300         $14,427
Vice Chairman of the Board        $     0                -0-     $      0         $16,571
                                  $     0                -0-     $      0         $17,262
Robert Walker..................   $32,925              6,000     $100,000         $ 6,193
Vice Chairman of the Board        $33,750             10,000     $      0         $ 4,385
                                  $26,750             10,000     $      0         $ 5,950

------------------------

(1) Messrs. Yoshida, and Nozawa, are not eligible to receive restricted stock awards, stock option grants, long-term incentive payments or the annual bonus paid in 1997 for 1996 performance. Their compensation takes into consideration the BTM Expatriate Pay Program, see "Executive Compensation and Benefits Committee Report on Executive Compensation--Overview, Policy Making Expatriate Officer Compensation, Chief Executive Compensation."

    The data set forth in this table for the above five (5) officers includes all compensation awarded to, earned by or paid to them from any source for services rendered to the Bank and its subsidiaries.

(2) Perquisites or personal benefits provided to named executive officers in each of the years indicated did not exceed the lesser of $50,000 or 10% of annual salary and bonus except as indicated. Value of relocation benefits provided to Roy Henderson was $109,256 in 1995 and $122,207 in 1994.

(3) The value listed for restricted stock awards was based on the market price of the Company's Common Stock at grant date. The aggregate value of restricted stock awards as of December 31, 1996, held by Mr. Hartnack was $628,050 and by Mr. Walker was $98,050 based on the market price on December 31, 1996. Mr. Hartnack was granted 600 shares in 1996, 11,000 in 1995 and 1,000 in 1994 of restricted stock. Mr. Walker was granted 600 shares in 1996, 1,000 in 1995 and 1,000 in 1994 of restricted stock. Each award granted to Messrs. Hartnack and Walker vest ratably over four years on the anniversary of the grant date of each award. As of December 31, 1996, the number of unvested shares of restricted stock awards held by Mr. Hartnack was 11,850 and by Mr. Walker, 1,850. Program participants have the right to vote their restricted shares and receive dividends.

(4) Includes dollar value of match and stock discount contributions to the Union Bank 401(k) Plan, contributions to the former Bank of California N.A. Retirement Plan, and imputed value of life insurance.

STOCK OPTIONS

    The following tables summarize grants and exercises of options to purchase Common Stock during 1996 to or by the named executive officers, and the grant date present value of options held by such persons at the end of 1996. The Company did not reprice any options during 1996 or any prior year, and did not provide executives Stock Appreciation Rights ("SARs").

                  OPTION GRANTS IN LAST FISCAL YEAR (1996)(1)

                                NUMBER OF SECURITIES   PERCENT OF TOTAL OPTIONS                               GRANT DATE
                                     UNDERLYING        GRANTED TO EMPLOYEES IN    EXERCISE   EXPIRATION        PRESENT
                                  OPTIONS GRANTED            FISCAL YEAR           PRICE        DATE           VALUE(2)
                                --------------------   ------------------------   --------   ----------   ------------------
Kanetaka Yoshida(3)...........           -0-                     0.0%             $      0         -0-         $      0
Hiroo Nozawa(3)...............           -0-                     0.0%             $      0         -0-         $      0
Richard Hartnack..............         6,000                     6.5%             $ 54.875    03/29/06         $108,060
Roy Henderson.................           -0-                     0.0%             $      0         -0-         $      0
Robert Walker.................         6,000                     6.5%             $ 54.875    03/29/06         $108,060

------------------------

(1) All options are nonqualified stock options to purchase shares of the Company's Common Stock. The exercise price of the options is 100% of the fair market value on the date the option was granted. Options are granted for a term of no more than ten (10) years. The options become exercisable PRO RATA over three (3) years from the grant date, subject to continuous employment or earlier forfeiture if the employee terminates.

(2) Estimated present value at grant date, based on the Black-Scholes option pricing model with assumptions applicable to the Company. The assumptions used in the model were projected volatility of .28, risk free rate of return of 6.3%, annual dividend yield of 2.55%, and average time to exercise of 7 years. The actual value, if any, an executive may realize will depend on the excess of the actual stock price over the exercise price on the date the option is exercised.

(3) These officers are not eligible to receive stock options. Please see Executive Compensation and Benefits Committee Report on Executive
    Compensation: Overview.

           AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR (1996)
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                  FISCAL YEAR END          AT FISCAL YEAR END(1)(2)
                                SHARES ACQUIRED    VALUE    ---------------------------   ---------------------------
                                  ON EXERCISE     REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                ---------------   --------  -----------   -------------   -----------   -------------
Kanetaka Yoshida(3)...........         -0-        $      0        -0-            -0-       $      0       $      0
Hiroo Nozawa(3)...............         -0-        $      0        -0-            -0-       $      0       $      0
Richard Hartnack..............       9,999        $196,647     10,000         16,001       $147,500       $215,857
Roy Henderson.................         -0-        $      0        -0-            -0-       $      0       $      0
Robert Walker.................         -0-        $      0     19,999         16,001       $386,643       $215,857

------------------------

(1) The exercise price of outstanding options for these officers ranges from $26.75 to $54.875.

(2) The value is calculated based on the amount by which the closing price of the stock at the end of the last fiscal year, ended December 31, 1996, ($53.00) exceeds the exercise price.

(3) These officers are not eligible to receive stock options. Please see Executive Compensation and Benefits Committee Report on Executive
    Compensation: Overview.

LONG TERM INCENTIVE CASH PLANS

    Because of the merger, the former Union Bank Long-Term Performance Cash Plan was terminated effective December 31, 1995, and prorated amounts were paid to participants in 1996.

    The former Bank of California's Phantom Stock Plan terminated on December 31, 1995, and payments were made to participants in 1996, in accordance with the provisions of that plan.

    Payouts from the above mentioned terminated plans to named executive officers during 1996 are set forth in the Summary Compensation Table.

    No long-term incentive cash plan was in effect during 1996 and therefore no awards were granted during the year.

    The Company is proposing the adoption of the 1997 UnionBanCal Corporation Performance Share Plan by shareholders at the Annual Meeting on May 28, 1997. See III. Approval of 1997 UnionBanCal Corporation Performance Share Plan for more information regarding such plan.

PENSION PLANS

    Prior to the merger, Union Bank maintained a defined benefit retirement plan. Effective January 1, 1997, the Union Bank Retirement Plan was amended and renamed the Union Bank of California Retirement Plan. Employees of the former Bank of California N.A. entered the Union Bank of California Retirement Plan on January 1, 1997. Their Bank of California N.A. service was used to determine eligibility, vesting and early retirement entitlements. The definition of earnings was expanded to include compensation received by a participant under all incentive compensation programs, except long-term incentive compensation and the Threshold Incentive Program, the Cash & Save Incentive Plan and similar sales or referral awards programs which are not an integral or substantial part of a participant's remuneration. Shift differentials were also included in the earnings definition.

    Prior to the merger, The Bank of California, N.A. maintained a defined contribution money purchase plan. Effective January 1, 1997, The Bank of California, N.A. Personal Retirement Options Plan was terminated. The final contribution was made for December 31, 1996, and all account balances became fully vested. Mr. Henderson participated in The Bank of California's Personal Retirement Options through December 31, 1996, and his contribution for the year was $7,500. His compensation includes salary and incentives up to the Internal Revenue Service limitation of $150,000, and his salary as of December 31, 1996, was $355,100.

    The following table indicates the estimated annual benefit payable to a covered participant in the Union Bank of California Retirement Plan, retiring at age 65, based on compensation and years of service to the Company, its participating subsidiaries and certain affiliates. Employees covered by the retirement plans of BTM, including Messrs. Yoshida and Nozawa, are excluded from participation. The amounts shown in the table reflect straight life annuity amounts and do not reflect any Social Security offsets and have been calculated without reference to the maximum limitations imposed by the Code.

                               PENSION PLAN TABLE

                                                                                                       ANNUAL BENEFIT
                                                                                               -------------------------------
                                                                                                     YEARS OF SERVICE(1)
                                                                                               -------------------------------
COMPENSATION(2)                                                                                   10         20         30
---------------------------------------------------------------------------------------------  ---------  ---------  ---------
100,000......................................................................................     20,000     40,000     60,000
200,000......................................................................................     40,000     80,000    120,000
300,000......................................................................................     60,000    120,000    180,000
400,000......................................................................................     80,000    160,000    240,000
500,000......................................................................................    100,000    200,000    300,000
600,000......................................................................................    120,000    240,000    360,000

------------------------

(1) As of December 31, 1996, Mr. Hartnack and Mr. Walker had 6 and 5 years of service, respectively.

(2) Compensation includes base salary only as of December 31, 1996, which was $345,000 for Mr. Hartnack, and $345,000 for Mr. Walker.

    Benefits in excess of limitations imposed by the Code may be paid by the Company through individual supplemental retirement contracts, or to certain officers of the Company pursuant to its Supplemental Executive Retirement Plan. The Union Bank Supplemental Executive Retirement Plan benefits were extended to senior vice presidents and other senior executives, of the former Union Bank, including named executive officers of the Company, except Messsrs. Yoshida and Nozawa, on November 17, 1995. Certain officers of the pre-1988 Union Bank are participants in the Executive Supplemental Benefit Plan which provides a benefit equal to 20% or 30% of the officer's compensation, fixed at 1990 levels, payable for ten years. The Supplemental Executive Retirement Plan and the Executive Supplemental Benefit Plan have not been amended since the merger. The Bank of California, N.A. Executive Supplemental Benefits Plan, which paid benefits in excess of Code limits to a select group of executives, was terminated January 1, 1997. Mr. Henderson participated in The Bank of California, N.A. Executive Supplemental Benefit Plan which paid benefits in excess of the Internal Revenue Service limits and received $71,150 under the plan in 1996.

EMPLOYMENT AGREEMENTS

    Richard C. Hartnack entered into an Employment Agreement with the Company when he began employment with the Company in 1991. Mr. Hartnack is entitled, under certain circumstances, to severance benefits including continuation of his salary for two years, payment equivalent to the value of any restricted stock award(s) not yet granted, and vesting in full of any prior restricted stock award(s). Additionally, Mr. Hartnack will receive two pension supplements. The first supplement will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive under the Union Bank of California Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. The second supplement will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive if the Union Bank of California Retirement Plan had taken into account Mr. Hartnack's nine previous years of service with the First National Bank of Chicago. Both supplements will be reduced by the actuarial equivalent of the lump sum distributions Mr. Hartnack has received from the qualified and non-qualified plans of First National Bank of Chicago.

    Roy Henderson entered into an Employment Agreement with The Bank of California, N.A. and BanCal Tri-State Corporation in 1993 to serve as Vice Chairman of both that bank and its holding company. In connection with the combination between the Company and BanCal Tri-State Corporation, Mr. Henderson's employment agreement continues under the same terms with the Company for his services as Vice Chairman of the Company. The change in control provisions of Mr. Henderson's agreement provide that he is entitled, under certain circumstances, to severance benefits consisting of an amount two times his average annualized includible compensation, calculated in accordance with
Section 280G(b)(3)(A) of the Code, from the beginning of his employment with the Bank or the last five (5) years of his employment with the Bank, whichever period is shorter.

    Robert M. Walker entered into an Employment Agreement with the Company when he began employment with the Bank in 1992. Mr. Walker is entitled, under certain circumstances, to severance benefits consisting of continuation of his salary for two years. Additionally, Mr. Walker will receive a supplemental pension which will provide the actuarial equivalent of the extra amount Mr. Walker would receive under the Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. This supplement will also credit Mr. Walker with a minimum of ten years of credited service once he is vested in the Union Bank of California Retirement Plan.

EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The Company's Executive Compensation and Benefits Committee (the "Committee") reviews and approves executive officer compensation criteria and levels, as well as overseeing the Company's employee benefit plans. The calendar year 1996 was a transition year for the Company during which it invested considerable resources in merger integration activities. As part of these efforts, the Committee and Company's management initiated a comprehensive study of the Company's executive compensation and benefits programs with the assistance of a nationally-known independent consulting firm, which continues to advise the Company on a wide range of compensation issues. As a result of this study, the Company will be implementing refinements to its executive compensation programs, particularly to the short-term and long-term incentive plans, beginning in 1997. These changes are designed to focus executives on both short-term and long-term performance measures that lead to the sustained creation of shareholder value of the combined organization.

    For compensation purposes, the Company's executive officers can be divided into three groups: 1) executive officers of the Company named in the Summary Compensation Table ("named executive officers"), including the Company's President and Chief Executive Officer, its Deputy Chairman and Chief Operating Officer, and three Vice Chairmen, 2) the other policy making officers, including the Chairman and two Vice Chairmen, and eight Executive Vice Presidents who serve on the Executive Management Committee, and 3) other Executive Vice Presidents and certain Senior Vice Presidents with responsibility for matters that impact overall Company performance.

    The Committee approves all elements of the Company's primary executive compensation and benefits program specifically for the named executive officers and the other policy making officers, and broadly oversees the design and implementation of all executive incentive plans, subject to shareholder approval where required and/or appropriate. The Committee receives reports from the Company's management on all elements of the primary compensation and benefits program for executives below the policy making level.

    Two of the named executive officers, Messrs. Yoshida and Nozawa, plus three additional policy making officers, are officers of the Company's majority owner, BTM, and serve as executive officers of the Company on a rotational assignment basis ("policy making expatriate officers"). Accordingly, and as described below, during their tenure at the Company their compensation and benefits are approved by the Committee, taking into account the applicable compensation policies of BTM. None of the policy making expatriate officers is eligible to receive annual bonuses, restricted stock awards, stock option grants, or long term performance awards. Some compensation for services rendered to the Company is paid to the expatriate named executive officers from BTM and reimbursed by the Company to BTM under a Services Agreement. Such compensation is included in the Summary Compensation Table above.

EXECUTIVE COMPENSATION PHILOSOPHY

    It is the Company's philosophy to compensate executives in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help the Company achieve its strategic business objectives and who can influence shareholder value.

    The Company's executive compensation philosophy is implemented through compensation programs based upon the following principles:

    - In general, an executive's total compensation and benefits package should be positioned at median competitive levels, taking into account the relative responsibilities of the executives involved and reflecting the Company's performance against both its business plans and the performance of its peers. In particular, base salaries should be at the median level of competitive salaries, and incentives should relate to the Company's performance in comparison with the Company's business objectives and with peer group performance levels.

    - The total compensation and benefits package should provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship, subject to the special circumstances applicable to policy making expatriate officers.

    - Compensation and benefits programs should promote teamwork and mutual support among the Company's executives.

    - Performance-based compensation should be tied to performance measures that heavily influence shareholder value and are able to be influenced by the Company's executives. These measures include both growth and returns.

    - Annual bonuses should be based on the achievement of the Company's annual Financial Plan.

    - A long-term incentive program, including stock options granted at market value, restricted stock awards and long-term performance awards should encourage executive retention and link executive compensation directly to long term shareholder interests; the long-term performance awards component should be based on the Company's performance compared to the performance of the specified peer group.

    - Compensation plans should be easy to understand and communicate.

PEER GROUP

    During 1995 a peer group of banks was selected and used for purposes of comparison with respect to all of the primary elements of the executive officer compensation and benefits program. As part of the executive compensation study conducted during 1996, the peer group was refined to reflect changes affecting the appropriateness of the banks included. The Company's current peer group includes 21 banks (11 from the prior peer group) drawn from the 50 included in the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc. Of those, 18 were selected for the comparability to the Company based on a variety of financial ratios as well as number of offices, and total deposits, demand deposits, assets, loans and leases, real estate loans, commercial and industrial loans, and consumer loans. Three additional banks were added to the peer group based on geographic, market and direct competition criteria. The peer group was developed in part in consultation with the consulting firm retained by the Company.

BASE SALARY

    Executive base salaries are established relative to comparable positions in other banks, taking into account the relative responsibilities of the executives involved. In general, the Company targets base salaries at the median competitive levels to attract and retain highly experienced and qualified executives. Where the responsibilities of executive positions in the Company exceed those typically found among other banks or play a particularly critical role at the Company, base salaries may be targeted above median competitive levels. In determining salaries, the Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to the Company and the position involved.

ANNUAL BONUSES

    The purpose of the annual bonus plan is to provide a median competitive annual incentive opportunity at target performance levels. Target awards under the plan represent the median of the competitive market for comparable executive positions at banks of similar size and focus. Actual awards are determined based on the performance of the Company and the individual participant.

    For 1996, participating executives were eligible to earn annual bonuses under the Company's Senior Management Bonus Plan based on the Company's achievement of predetermined return on assets and net income performance objectives, as well as individual performance and contributions. In addition, a special one-time merger recognition allocation was added to the bonus fund to reward certain individuals for contributions related to merger integration activities.

    For 1997, participants under the Senior Management Bonus Plan include all Senior Vice Presidents and above with responsibility for matters that impact overall Company performance (including the named executive officers other than the two officers of BTM). Participants are assigned target bonuses comparable to median competitive levels. The size of the bonus fund will be based on the Company's performance on two measures: (1) return on assets, and (2) net income, relative to the Company's 1997 Financial Plan. The bonus fund size may vary up to two times aggregate target bonuses based on the Company's performance on these two measures. In addition, the Committee may modify (i.e., increase or decrease) the bonus fund within certain limits based on the Company's performance in other areas, including strategic and organizational achievements, other financial measures, and relative performance against its peers. Individual bonus awards will be based on individual performance and contributions.

LONG TERM INCENTIVE PROGRAM

    The Company provides long-term incentive awards to individuals who can directly impact the Company's long-term performance and value. Target awards are comparable to median competitive levels. Eligible participants may receive grants consisting of one or more types of long-term incentives, including stock options, restricted stock, and performance shares. Grants are based on an individual's scope and level of responsibilities within the Company and reflect competitive practices for similar positions in peer companies. The long-term performance share awards are based on the Company's performance compared to the performance of its peers.

STOCK OPTIONS AND RESTRICTED STOCK

    The Company believes in tying rewards for eligible executives directly to the Company's long-term success and increases in shareholder value through stock option grants and restricted stock awards. These also enable executives to develop and maintain a stock ownership position of the Company's Common Stock. The amounts of long-term incentives are targeted at median competitive levels (taking into account the responsibilities of the officers involved). It is the Company's intention to place greater emphasis on the use of stock options rather than restricted stock in future incentive awards.

    The proposed UnionBanCal Corporation Management Stock Plan (the "New Plan") authorizes the issuance of up to 2,200,000 shares of the Company's Common Stock to certain employees of the Company and its subsidiaries as grants of stock options and awards of restricted stock. Canceled or forfeited options and restricted stock become available for future grants. Expatriate officers are not eligible to participate in the Stock Plan.

    The Committee determines the term of each stock option grant, up to a maximum of ten years from the date of grant. The exercise price must not be less than the fair market value on the grant date. Options vest in thirds over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or retires under certain grant, age and service conditions.

    Awards of restricted stock vest in fourths over four years from grant date, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions. Restricted stockholders have the right to vote their restricted shares and to receive dividends. See II. Approval of Amendment and Restatement of the Union Bank Management Stock Plan.

1997 UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN

    For 1997, the Company has proposed a new 1997 UnionBanCal Corporation Performance Share Plan. Eligible participants may earn performance share awards to be redeemed in cash three years after the date of grant. Performance shares are linked to shareholder value in two ways: (1) the market price of the Company's Common Stock, and (2) performance on return on assets, a performance measure closely linked to value creation.

    Eligible participants generally receive grants of performance shares annually. The value of a performance share is equal to the market price of the Company's Common Stock. The number of performance shares actually earned at the end of the performance period will be based on the Company's percentile ranking among its peer group in performance on return on assets. The Committee will set performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals. A participant must be an employee in good standing throughout the three year performance period, except in the case of death, permanent disability, and retirement, in order to be eligible for an award. Policy making expatriate officers do not participate in this plan. See III. Approval of 1997 UnionBanCal Corporation Performance Share Plan.

OTHER BENEFITS

    Certain executives are eligible to defer base salary and incentives for payment at a future date designated by the executive under the Union Bank of California Deferred Compensation Plan. The average Treasury Constant

Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months, is credited on deferred funds at the end of each calendar quarter.

    Selected executives, excluding policy making expatriate officers, are also eligible for retirement benefits under supplemental plans designed to continue coverage amounts otherwise limited under the qualified plan. Executives may also be eligible for other benefits and perquisites.

POLICY MAKING EXPATRIATE OFFICER COMPENSATION

    Policy making expatriate officer compensation is approved by the Committee, taking into account the BTM Expatriate Pay Program. The BTM Expatriate Pay Program incorporates a number of different elements, including overseas base salary, certain allowances, and tax gross up payments. The BTM Expatriate Pay Program is a Japanese Yen based system and, as a result, exchange rate fluctuations may yield significantly differing dollar denominated compensation levels from year to year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary is approved by the Committee, taking into account the BTM Expatriate Pay Program, which the Committee reviews in comparison with competitive bank chief executive officer compensation. His compensation is therefore only indirectly related to the performance of the Company from year to year. The Chief Executive Officer is also ineligible for annual bonuses, stock option grants, restricted stock grants, and long-term performance awards generally available to peer group chief executive officers and to non-expatriate Company officers. However, the Committee believes that the Chief Executive Officer's past performance and his long-term relationship with BTM manifest ample motivation, notwithstanding his ineligibility for these compensation programs.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility by a company of certain compensation in excess of $1 million paid to the chief executive officer of the company or the four most highly compensated officers. However, performance based compensation is excluded from the $1 million limit.

    Compensation attributable to stock options under the New Plan is treated as performance-based under Code Section162(m) if (1) the grant is made by the Committee, (2) the New Plan restricts the number of shares for which options may be awarded to an executive during a specified period, and (3) the compensation that the executive may receive is based solely on an increase in the value of the stock after the date of grant. The New Plan submitted to the Company's shareholders for approval at the 1997 Annual Meeting incorporates changes which meet these criteria. In addition, the new 1997 Union BanCal Corporation Performance Share Plan which is being submitted to shareholders for approval is designed to provide compensation which is treated as performance-based under Code Section162(m). Grants of restricted stock under the New Plan are not considered performance-based compensation under Code Section162(m) of the Code and Treasury Regulations promulgated thereunder.

    While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee intends to establish executive officer compensation programs which will maximize the Company's tax deductions, if the Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its shareholders. From time to time, the Committee may award compensation which is not fully tax deductible if the Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.

                                          EXECUTIVE COMPENSATION AND
                                            BENEFITS COMMITTEE

                                          Richard D. Farman -- Chairman
                                          Jack L. Hancock
                                          Carl W. Robertson
                                          Henry T. Swigert

                         COMMON STOCK PERFORMANCE GRAPH

    The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing January 1, 1992. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             UNBC       KBW50     S&P 500
1/1/92       $100.00    $100.00    $100.00
              122.57     106.57     102.76
              127.33     112.74     104.72
              142.72     110.20     106.93
12/31/92      161.14     127.42     113.35
              211.56     136.95     118.41
              149.38     136.69     118.99
              152.77     140.69     122.06
12/31/93      146.23     134.48     124.89
              158.56     132.08     120.16
              175.47     142.01     120.66
              183.62     138.97     126.56
12/31/94      161.68     127.62     126.06
              211.34     144.71     138.86
              261.60     165.40     152.12
              331.04     192.02     164.21
12/31/95      341.36     204.40     174.09
              347.65     226.11     183.44
              337.22     227.11     191.67
              317.90     255.00     197.59
12/31/96      342.88     289.14     214.07

------------------------

1. Assumes $100 invested on January 1, 1992, in the Company's Common Stock, S&P 500 Index and KBW 50 Index and assumes quarterly dividend reinvestment.

------------------------

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Company and the Bank have had, and expect to have in the future, banking and other transactions in the ordinary course of business with BTM and with its affiliates and associates. During the year ending December 31, 1996, such transactions included, but were not limited to, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances and interest rate derivatives, foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, deposits and trust services. In the opinion of management, such transactions were made at prevailing rates, terms and conditions and do not involve more than the normal risk of collectibility or represent other unfavorable features.

    In addition, the Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and executive officers and their associates, including transactions with corporations and other entities of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with others. The loans included among such transactions do not involve more than the normal risk of collectibility or present other unfavorable features at the time such loans were made.

    Loans by the Bank to directors and executive officers of the Company and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Company and their related interests require the prior approval of a majority of disinterested directors of the Bank. All extensions of credit to such persons must be made on nonpreferential terms. In addition, the Bank may not extend credit in excess of $100,000 to any executive officer of the Bank, unless the purpose is to finance the education of the officer's children or the purchase, construction, maintenance or improvement of the officer's residence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served as members of the Executive Compensation and Benefits Committee during 1996: Richard D. Farman, Chairman; Jack L. Hancock; Carl W. Robertson; and Henry T. Swigert. In the case of each such director (except Jack L. Hancock), either the individual director, or an entity controlled by the director had loans or other extensions of credit outstanding from the Bank during 1996. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present unfavorable features at the time they were made.

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and Nasdaq reports of ownership and changes in ownership of any equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, the Company believes that, during 1996, all Section 16 filing requirements applicable to its officers and directors were complied with.

               VI. SHAREHOLDER PROPOSALS FOR 1998 PROXY STATEMENT

    Shareholders who expect to present a proposal at the 1998 Annual Meeting of Shareholders for publication in the Company's proxy statement and action on the proxy form for such meeting must submit their proposal by November 27, 1997. The proposal must be mailed to the Secretary of the Company at the Company's principal office, 350 California Street mail code H-1221, San Francisco, CA 94104.

                               VII. OTHER MATTERS

    The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                                          [SIG]

                                                     DONALD R. MEYER
                                                        SECRETARY

Dated: May 7, 1997

                                                                       EXHIBIT A

                 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

1.  ESTABLISHMENT, PURPOSE AND DEFINITIONS.

    (a) Union Bank, adopted the Union Bank Management Stock Plan, effective January 1, 1990 (the "Prior Plan"). Effective April 1, 1996, BanCal Tri-State Corporation, a Delaware bank holding company, combined with Union Bank, with Union Bank being the surviving corporation (the "Combination"). Union Bank thereafter changed its name to UnionBanCal Corporation ("UNBC") and gave up its banking and trust powers to operate as a bank holding company. As the surviving entity of the Combination, UNBC continued to be the sponsor of the Prior Plan. This UnionBanCal Corporation Management Stock Plan (the "Plan") was adopted by the Board on March 26, 1997, effective upon the approval of UNBC's shareholders, as an amendment and restatement of the Prior Plan; provided, however, that the Plan is approved within 12 months after March 26, 1997, and on or prior to the date of the first annual meeting of UNBC's shareholders held subsequent to the acquisition of Common Stock by a Participant pursuant to the Plan. Notwithstanding any provision of the Plan or of any Option Agreement to the contrary, no Option may be exercisable and no Common Stock may be granted pursuant to the Plan prior to such shareholder approval.

    (b) The purpose of the Plan is to provide a means whereby:

        (i) Employees may be given an opportunity to purchase shares of Common Stock pursuant to options which may qualify as incentive stock options under Section 422 of the Code (referred to as "incentive stock options");

        (ii) Employees and Non-Employee Directors may be given an opportunity to purchase shares of Common Stock pursuant to options which do not so qualify (referred to as "nonqualified stock options"); and

       (iii) Employees and Non-Employee Directors may acquire Stock for such consideration (if any) and subject to such restrictions (if any) as the Committee of UNBC determines appropriate.

    (c) Definitions.

        (i) AWARD refers collectively to Common Stock grants, Common Stock sales and Options to purchase Common Stock, made pursuant to the Plan.

        (ii) BOARD refers to UNBC's board of directors.

       (iii) CODE refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

        (iv) COMMITTEE refers to the Executive Compensation and Benefits Committee of UNBC's Board.

        (v) COMMON STOCK refers to the Common Stock of UNBC.

        (vi) FAIR MARKET Value as of any specified date refers to the closing per share price of the Common Stock on the Nasdaq National Market on that date, or if no price is reported on that date, on the last preceding date on which such price of the Common Stock is reported.

       (vii) EMPLOYEE refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

      (viii) NON-EMPLOYEE DIRECTOR refers to a member of the Board who is not an Employee.

        (ix) OPTION refers to an Award granted under Section 6 of the Plan and includes both incentive stock options and nonqualified stock options.

        (x) OPTION AGREEMENT refers to a written agreement between UNBC and an Employee or Non-Employee Director with respect to an Option.

        (xi) OPTIONEE refers to an Employee or Non-Employee Director who has been granted an Option.

       (xii) OUTSIDE DIRECTOR refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder, including Treasury regulation 1.162-27(e)(3). Such member must also qualify as a Non-Employee Director under Rule 16b-3(b)(3) of the general Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

      (xiii) PARTICIPANT refers to a recipient of an Award.

       (xiv) SUBSIDIARIES refers to subsidiary corporations, as defined in
             Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after the adoption of the Plan.

2.  ADMINISTRATION OF THE PLAN.

    (a) The Plan shall be administered by the Committee, which shall be composed as hereinafter set forth in Section 2(b).

    (b) The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

    (c) The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

    (d) The Committee shall determine which employees of UNBC or its Subsidiaries shall be granted Awards under the Plan, the timing of such Awards, the terms thereof and the number of shares of Common Stock subject to each Award.

    (e) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing Awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3.  STOCK SUBJECT TO THE PLAN.

    (a) Awards may be granted under the Plan to eligible persons for an aggregate of not more than 2,200,000 shares of Common Stock, which includes 200,000 shares of Common Stock approved under the Prior Plan by the shareholders at the annual shareholder's meeting on March 28, 1990, plus a 1,000,000 share increase in the number of shares of Common Stock authorized in the First Amendment to the Prior Plan effective February 1, 1991, and a 1,000,000 share increase in the number of shares of Common Stock authorized in the Plan, effective May 28, 1997. The First Amendment to the Plan was approved by the annual shareholder's meeting on March 27, 1991. The 1,000,000 share increase will be approved by the annual shareholder's meeting on May 28, 1997. If an Option is surrendered for cash or other consideration or for any other reason ceases to be exercisable in whole or in part, the shares of Common Stock which were subject to such Option but as to which the Option had not been exercised shall continue to be available under the Plan. If Common Stock is granted or sold subject to restrictions and is subsequently forfeited, the forfeited shares shall again be available for Awards under the Plan.

    (b) If there is any change in the Common Stock subject to the Plan or the Common Stock subject to any Award granted under the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%), or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in the aggregate number of shares of Common Stock subject to the Plan and the number of shares of Common Stock and the Fair Market Value subject to outstanding Awards.

4. ELIGIBILITY. Persons who shall be eligible to have Awards granted to them shall be such Employees and Non-Employee Directors as the Committee, in its discretion, shall designate from time to time. Only Employees shall be eligible to receive incentive stock options. Employees on rotational assignment from The Bank of Tokyo-Mitsubishi, Ltd. may not participate in the Plan. "Rotational assignment" means the transfer of an employee to UNBC or its Subsidiaries on assignment for a limited period of time with the intent to return to employment with The Bank of Tokyo-Mitsubishi, Ltd. or with an affiliate of The Bank of Tokyo-Mitsubishi, Ltd., except UNBC or its Subsidiaries, after the assignment is completed.

5. OPTION EXERCISE PRICE. The exercise price of the Common Stock covered by each Option shall not be less than the Fair Market Value of such Common Stock on the date the Option is granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the exercise price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted. The exercise price of an Option shall be subject to adjustment to the extent provided in Section 3(b), above.

6.  TERMS AND CONDITIONS OF OPTIONS.

    (a) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement executed by the Union Bank of California, N.A. ("UBOC") Director of Human Resources or his or her designee and the person to whom such option is granted.

    (b) The Committee shall determine the term of each Option granted under the Plan, but the term of each Option shall be for no more than ten years; provided, however, that in the case of an Option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the term of each incentive stock option shall be for no more than five years.

    (c) In the case of incentive stock options, the aggregate Fair Market Value (determined as of the time such option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the Optionee in any calendar year (under the Plan and any other plans of UNBC or its Subsidiaries) shall not exceed $100,000.

    (d) An Option Agreement may contain such other terms, provisions and conditions as may be determined by the Committee (not inconsistent with the Plan), including, without limitation, stock appreciation rights with respect to Options granted under the Plan. If an Option, or any part thereof, is intended to qualify as an incentive stock option, the Option Agreement shall contain those terms and conditions which are necessary to so qualify it as required by Section 422 of the Code.

    (e) Each incentive stock option granted pursuant to the Plan shall, during the Optionee's lifetime, be exercisable only by him, and neither the incentive stock option nor any right hereunder shall be transferable by the Optionee by operation of law or otherwise other than by will or the laws of descent and distribution. The transferability of a nonqualified stock option will be established in the Option Agreement to be entered into between UNBC and the Optionee.

    (f) The maximum number of shares of Common Stock with respect to which the Committee may make Awards during any calendar year to any Employee or any Non-Employee Director shall not exceed 50,000.

7. STOCK APPRECIATION RIGHTS. The Committee may, under such terms and conditions as it deems appropriate, authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in an amount equal to the difference obtained by subtracting the Option exercise price of the shares then subject to exercise under such Option from the Fair Market Value of the Common Stock represented by such shares on the date of surrender, provided that the Committee determines that such settlement is consistent with the purpose of the Plan. Such payment may be made in shares of Common Stock valued at their Fair Market Value on the date of surrender of such Option or in cash, or partly in shares and partly in cash. Acceptance of surrender and the manner of payment shall be in the discretion of the Committee. Any payments of cash under this Section shall be from the general assets of UNBC. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock with respect to which the Committee may award stock appreciation rights during any calendar year to any Employee or any Non-Employee Director shall not exceed 50,000.

8. COMMON STOCK GRANTS AND COMMON STOCK SALES. The Committee may, in its discretion, issue Common Stock, with or without consideration, to eligible persons as compensation for services rendered to UNBC or its Subsidiaries, on whatever basis and subject to such terms and conditions as the Committee determines. The terms and conditions of such an Award shall be evidenced by a written agreement executed by UNBC and the Participant.

9. RESTRICTIONS ON TRANSFER OF COMMON STOCK. Common Stock acquired under the Plan shall be subject to such restrictions and agreements regarding vesting, sale, assignment, encumbrance or other transfer as the Committee deems appropriate at the time of making an Award; subject, however, to compliance with applicable state and federal laws.

10. USE OF PROCEEDS. Any cash proceeds realized from the sale of Common Stock pursuant to the Plan or from the exercise of Options granted under the Plan shall constitute general funds of UNBC.

11. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

    (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, except as provided in Section 3(b), above, the Board shall not amend the Plan in the following respects without the consent of UNBC's shareholders then sufficient to approve the Plan in the first instance:

        (i) to increase the maximum number of shares of Common Stock subject to the Plan; or

        (ii) to change the designation or class of persons eligible to receive Awards under the Plan.

    (b) No Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Award previously made under the Plan.

    (c) The Plan shall terminate ten years from the original date of adoption of the Plan, unless previously terminated by the Board pursuant to this
       Section 11.

    (d) Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in the same manner as if the Participant had surrendered an Option under Section 7 regarding stock appreciation rights. The payment received by the Optionee pursuant to this Section 11(d) shall not be considered remuneration for services performed by the Optionee under
       Section 162(m) of the Code.

12. CONSIDERATION. Payment of the exercise price of an Option or payment of any consideration required for an Award granted under the Plan shall be made in cash; provided, however, that the Committee, in its sole discretion, may permit a Participant to pay the exercise or purchase price in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker approved by the UBOC Director of Human Resources or his or her designee to sell shares and deliver all or a portion of the proceeds to UNBC in payment for the Common Stock.

13. PERFORMANCE-BASED COMPENSATION. The Plan shall be interpreted to be in compliance with requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that grants of Options or Stock Appreciation Rights under the Plan will be treated as "Performance-Based Compensation" as such term is used in Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the Options or Stock Appreciation Rights not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

    IN WITNESS WHEREOF, the undersigned have executed the UnionBanCal
Corporation Management Stock Plan, at San Francisco, California, on this   day
of        , 1997.

                                UNIONBANCAL CORPORATION

                                By:               Kanetaka Yoshida
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                UNION BANK OF CALIFORNIA, N.A.

                                By:                Paul E. Fearer
                                            DIRECTOR OF HUMAN RESOURCES

Date Approved By Executive Compensation and Benefits Committee:

Date Adopted By UnionBanCal Corporation Board of Directors:

Date Approved By Shareholders:

Effective Date:

                                                                       EXHIBIT B

                          1997 UNIONBANCAL CORPORATION
                             PERFORMANCE SHARE PLAN

1.  ESTABLISHMENT, PURPOSE, GENERAL DESCRIPTION, AND DEFINITIONS

    (a) The 1997 UnionBanCal Corporation (the "Company" or "UNBC") Performance Share Plan (the "PSP" or the "Plan") shall be effective upon approval by the shareholders of UNBC, including the authorization to commence the first Performance Cycle under the Plan retroactively as of January 1, 1997.

    (b) The purpose of the Plan is to provide a means whereby employees of UNBC and its Subsidiaries may be given an opportunity to earn cash long-term incentive awards ("Performance Shares"). The objectives of providing this incentive award opportunity include:

       (1) focusing Participants on financial performance measures that result in the creation of shareholder value;

       (2) rewarding Participants commensurate to the Company's financial performance relative to Peer Banks;

       (3) rewarding Participants for longer-term, sustained financial performance;

       (4) providing an appropriate risk orientation within the overall compensation program;

       (5) providing compensation levels consistent with the desired competitive positioning, commensurate with financial performance;

       (6) emphasizing team (i.e., Company) performance results; and

       (7) linking the value of incentive awards to the price of UNBC stock.

    (c) Each Participant will be granted a Target Award pursuant to Section 6 of the Plan at the beginning of each Performance Cycle, based upon position level, desired pay positioning, other long-term incentive grants, and other considerations deemed pertinent by the Committee. Each Participant may earn from zero times to two times the Target Award pursuant to
       Section 7 of the Plan, based upon the Company's performance. Once the Target Awards are earned by the Participant, they shall be referred to as Earned Awards. The value payable to the Participants for their Earned Awards is set forth in Section 9 of the Plan.

    (d) Definitions include:

       (1) AVERAGE PRICE refers to the average month-end closing price of UNBC Common Stock for the six months immediately preceding the end of a Performance Cycle (i.e., July through December), as published in the west coast edition of the Wall Street Journal.

       (2) BOARD refers to UNBC's Board of Directors.

       (3) CODE refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

       (4) COMMITTEE refers to the Executive Compensation and Benefits Committee of UNBC's Board.

       (5) COMMON STOCK refers to the Common Stock of UNBC.

       (6) EARNED AWARD refers to the number of Performance Shares actually earned for a Performance Cycle under this Plan.

       (7) EMPLOYEE refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

       (8) OUTSIDE DIRECTOR refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder.

       (9) PARTICIPANT refers to a recipient of a Target Award.

       (10) PEER BANKS ("Peers") refers to the group of bank and bank holding companies designated by the Committee for use in comparing UNBC's performance for purposes of this Plan. From time to time, the Committee may deem it necessary to revise the composition of the Peer Banks.

       (11) PERFORMANCE CYCLE ("Cycle") refers to a period of time consisting of three consecutive fiscal years.

       (12) PERFORMANCE SHARE refers to an award unit.

       (13) PERFORMANCE SHARE AGREEMENT refers to a written agreement between UNBC and a Participant with respect to a Target Award.

       (14) SUBSIDIARIES refers to subsidiary corporations, as defined in
          Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after the adoption of the Plan.

       (15) TARGET AWARD refers to a Performance Share grant made pursuant to the Plan.

2.  ADMINISTRATION OF THE PLAN

    (a) The Plan shall be administered by the Executive Compensation and Benefits Committee (the "Committee") of UNBC's Board of Directors (the "Board"), which shall be composed as hereinafter set forth in Section 2(b).

    (b) The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

    (c) The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

    (d) The Committee shall determine which Employees of UNBC or its subsidiaries shall be granted awards under the Plan, the timing of such awards, the terms thereof and the number of Performance Shares subject to each award.

    (e) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3.  PERFORMANCE SHARES SUBJECT TO THE PLAN

    (a) Target Awards may be granted under the Plan to Participants for an aggregate of not more than 200,000 Performance Shares. Performance Shares that are forfeited shall again be available for Target Awards under the Plan.

    (b) The maximum number of Performance Shares with respect to which the Committee may grant Target Awards during any calendar year to any Participant shall not exceed 20,000.

    (c) If there is any change in the Company's Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%), or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in:

       (1) the aggregate number of Performance Shares subject to the Plan;

       (2) the maximum number of Performance Shares that may be awarded to any Participant during any calendar year; and,

       (3) the number and value of Performance Shares subject to outstanding Target Awards.

4.  ELIGIBILITY

    Persons who shall be eligible to have Target Awards granted to them shall be such Employees as the Committee, in its discretion, shall designate from time to time. A Participant may be granted a pro-rata Target Award for a Performance Cycle which has already begun, provided that participation begins before the start of the final fiscal year of the Cycle.

5.  PERFORMANCE CYCLES

    A new Performance Cycle begins at the start of each Company fiscal year and continues until the end of the third consecutive fiscal year.

6.  TARGET AWARD

    Each Participant will be granted a Target Award at the beginning of each Performance Cycle. The size of the Target Award (I.E., the number of Performance Shares granted) is based on position level, desired pay positioning, other long-term incentive grants, and any other considerations deemed pertinent by the Committee. Participants may earn from zero times to two times the Target Award based on UNBC's performance, as described in
    Section 7.

7.  PERFORMANCE MEASUREMENT AND EARNING OF AWARDS

    Performance Shares are earned based on UNBC's financial performance results relative to the Peer Banks during the respective Performance Cycle, stated as a percentile ranking where 100% represents the best performing Peer and 0% represents the worst performing Peer. At the beginning of each Performance Cycle, the Committee shall establish the specific performance measure or measures to be used and the schedule for calculating the number of Performance Shares (as a multiple of the Target Award) actually earned. Participants will earn Performance Shares only upon the attainment of the performance goals established by the Committee. In addition, prior to the payment for Earned Awards, the Committee will certify in its approved minutes that the performance goals were in fact met.

8.  EXTRAORDINARY EVENTS

    If extraordinary events occur during a Performance Cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Committee's approval, to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goals.

9.  VALUE AND PAYMENT OF EARNED AWARDS

    The value payable to a Participant shall equal the Earned Award multiplied by the Average Price. Payment shall be made in cash within 120 days following the end of the Performance Cycle or deposited to the Participant's account if deferred under a Company-sponsored deferral plan.

10. WITHHOLDING

    The Company or its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Plan.

11. TERMINATION OF EMPLOYMENT

    Termination of employment with the Company or its Subsidiaries prior to the end of the Performance Cycle for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Earned Award under the Plan, notwithstanding the following exceptions. In the event of termination by reason of death, Permanent Disability, or Retirement, the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata Earned Award based on the time employed during the Performance Cycle, rounded to the nearest complete month. Payment of pro-rata Earned Awards shall be governed by all other applicable provisions of this Plan.

    Notwithstanding these or any other provisions of the Plan, the Committee may, in its sole discretion, authorize continued participation, proration, or early distribution (or a combination thereof) of Earned Awards which would otherwise be forfeited.

12. DESIGNATION OF BENEFICIARIES

    A Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant's death, all or part of the amounts to be distributed to the Participant under the Plan. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for such purpose and shall be signed by the Participant and delivered to the Company prior to the Participant's death. Any amount that is distributable to a Participant upon death and is not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to anyone with respect to such amount.

13. EMPLOYEE RIGHTS

    A Participant may not assign or transfer his or her rights under the Plan, except as expressly provided under the Plan, and any attempt to do so will invalidate those rights.

    No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted Target Awards under the Plan. The Company and its Subsidiaries are not obligated to give uniform treatment to Participants. Participation in the Plan does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries, nor does it imply or confer any other employment rights. Nothing contained in the Plan will be construed to create a contract of employment with any Participant. Nothing contained in the Plan will be deemed to require the Company or its Subsidiaries to deposit, invest or set aside amounts for the payments of any Earned Awards, nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

14. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

    (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, except as provided in Section 3(b) above, the Board shall not amend the Plan in the following respects without the consent of UNBC's shareholders then sufficient to approve the Plan in the first instance:

       (1) to increase the aggregate number of Performance Shares subject to the Plan; or

       (2) to change the designation or class of persons eligible to receive Target Awards under the Plan.

    (b) No Target Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Award previously made under the Plan.

    (c) Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by a Participant of all or part of a Target Award and authorize a payment in consideration therefor. The payment received by the Participant shall not be considered remuneration for services performed by the Participant under Section 162(m) of the Code.

15. APPLICABLE LAW AND VALIDITY

    The Plan shall be governed by and construed in accordance with the laws of the State of California and the Code. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. The Plan shall be interpreted to be in compliance with the requirements under
    Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that payments of Earned Awards under the Plan will be treated as "Performance-Based Compensation" as such term is used in
    Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the payment of Earned Awards not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

    IN WITNESS WHEREOF, the undersigned have executed this 1997 UnionBanCal
Corporation Performance Share Plan, at San Francisco, California, on this   day
of        , 1997.

                                UNIONBANCAL CORPORATION

                                By:               Kanetaka Yoshida
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                UNION BANK OF CALIFORNIA, N.A.

                                By:                Paul E. Fearer
                                            DIRECTOR OF HUMAN RESOURCES

Date Approved By Executive Compensation and Benefits Committee:

Date Adopted By UnionBanCal Corporation Board of Directors:

Date Approved By Shareholders:

Effective Date:

                        UNIONBANCAL CORPORATION
             PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     ANNUAL MEETING OF SHAREHOLDERS
                            MAY 28, 1997



Takahiro Moriguchi and Yasuhiro Koyama, or either of them, each with the power of substitution, is hereby authorized to represent and to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of UnionBanCal Corporation, to be held at 10:30 A.M. on Wednesday, May 28, 1997, at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, or any adjournment thereof as follows:

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, and FOR Proposals 2, 3, and 4.

       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /

                                                                                                            FOR   AGAINST  ABSTAIN
1. Proposal 1. ELECTION OF DIRECTORS/NOMINEES                   2. Proposal to approve the amendment and   / /     / /      / /
   R. Farman, S. Farrar, H. Gallegos, J. Hancock,                  restatement of the Union Bank Management
   R. Hartnack, R. Henderson, H. Low, M. Metz, R. Miles,           Stock Plan.
   T. Moriguchi, S. Nakahara, J. Niebla, M. Noda,
   S. Petersen, C. Robertson, C. Scott, H. Swigert,                                                         FOR   AGAINST  ABSTAIN
   T. Wakai, R. Walker, B. Wilson,                              3. Proposal to approve the 1997 UnionBanCal / /     / /      / /
   T. Yamaguchi, and K. Yoshizawa.                                 Corporation Performance Share Plan.
   (INSTRUCTIONS: to withhold authority to vote for                                                         FOR   AGAINST  ABSTAIN
   any individual nominee, write such names or name             4. Proposal to ratify the selection of      / /     / /      / /
   in the space provided below.)                                   Deloitte & Touche LLP as independent
   ___________________________________________________             auditors for the UnionBanCal Corporation
                                                                   for the year ending December 31, 1997.
   FOR    WITHHOLD   FOR ALL
   ALL      ALL      EXCEPT                                        This proxy will be voted as specified, or
   / /      / /        / /                                         if no choice is specified, will be voted
                                                                   FOR proposals 1, 2, 3, and 4.
(Please sign EXACTLY as your name appears on your stock
certificate and this proxy. Executors, administrators,             Dated __________________________, 1997
trustees, guardians, attorneys, etc., should give their full
title. If signer is a corporation, please give full corporate      _______________________________________
name and sign by a duly authorized officer, stating the                            Signature
officer's title. If a partnership, please sign in partnership      _______________________________________
name by authorized person.)                                               Signature, if held jointly